RETENTION AGREEMENT

This Retention Agreement (this “Agreement”) is made and entered into as of May 16, 2014 (the “Effective Date”), by and between Senesco Technologies, Inc., a Delaware corporation (the “Company”) and Leslie J. Browne, Ph.D. (“Executive”).

WHEREAS, Executive has been serving as the President and Chief Executive Officer of the Company and as a director of the Company, and as of the Effective Date, the Executive has agreed to step down as a director and as the Chief Executive Officer of the Company, but he shall continue to serve as the President of the Company;

WHEREAS, the Company has determined that it is in the best interests of the Company to retain Executive;

WHEREAS, the Company and Executive desire to enter into an agreement providing for the payment of severance benefits to Executive in the event of certain terminations of Executive’s employment; and

WHEREAS, upon execution of this Agreement, Executive will no longer be entitled to receive any payments or benefits under the Company’s Retention Policy for Officers (or any other plan, policy or agreement providing for the payment of severance benefits) (the “Retention Policy”).

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1.           Severance Triggering Events.

(a)          Upon the occurrence of a Qualifying Termination (as defined in Section 8 below), Executive shall become eligible to receive the payments and benefits set forth in Section 2, subject to the limitations set forth in this Agreement (including, without limitation, Section 5), in addition to any unpaid salary and benefits earned through the effective date of the Qualifying Termination.

(b)          Upon the occurrence of a Change of Control Termination (as defined in Section 8 below), Executive shall become eligible to receive the payments and benefits set forth in Section 3, subject to the limitations set forth in this Agreement (including, without limitation, Section 5), in addition to any unpaid salary and benefits earned through the effective date of the Change of Control Termination.

For the avoidance of doubt, if Executive’s termination of employment would constitute both a Qualifying Termination and a Change of Control Termination, Executive’s termination shall be considered a Change of Control Termination entitling Executive to receive only the payments and benefits set forth in Section 3.

2.           Severance Benefits upon Qualifying Termination.

(a)          Cash Severance. In the event of a Qualifying Termination, Executive will be entitled to a receive a lump sum cash payment, payable in accordance with Section 4 and Section 9(f)(ii), in an amount equal to the sum of (i) Executive’s target bonus for the calendar year in which his Qualifying Termination occurs, as determined by the Company’s Board of Directors (the “Board”), plus (ii) one times Executive’s annual base salary, as in effect on the date of Executive’s Qualifying Termination.

(b)          Health Benefits. Provided Executive and his eligible dependents elect to continue medical and dental care coverage under the Company’s group health care plans pursuant to their rights under COBRA (or any similar state law) following Executive’s Qualifying Termination and subject to Executive’s compliance with the reimbursement procedures set forth in Section 6, the Company shall reimburse Executive for the costs Executive incurs to obtain such continued coverage for the twelve (12)-month period beginning on the first day of the month following Executive’s Qualifying Termination. The number of months of continued benefit coverage provided to Executive hereunder shall, to the maximum extent permitted by law, reduce the number of months of continued coverage that must be made available to Executive and his dependents under COBRA (or any similar state law).

(c)          Life Insurance. Provided Executive takes all action necessary to convert the life insurance benefit provided to Executive under the Company’s group term life insurance policy to an individual policy and subject to Executive’s compliance with the reimbursement procedures set forth in Section 6, the Company shall reimburse Executive for the costs Executive incurs to maintain such individual policy (the “Life Insurance Costs”) during the twelve (12)-month period following Executive’s Qualifying Termination. The Company shall have no obligation to provide any amount or benefit pursuant to this Section 2(c) if for any reason the life insurance benefit provided to Executive under the Company’s group term life insurance policy is not, or cannot be, converted to an individual policy.

(d)          Accelerated Vesting. Notwithstanding anything to the contrary in the applicable award agreement, each of Executive’s then outstanding equity awards shall become fully vested and exercisable (if applicable) as of the effective date of Executive’s Qualifying Termination, and each of Executive’s options that remains outstanding following the effective date of the Qualifying Termination shall remain exercisable until the expiration of its maximum option term.

3.           Severance Benefits upon Change of Control Termination.

(a)          Cash Severance. In the event of a Change of Control Termination, Executive will be entitled to a receive a lump sum cash payment, payable in accordance with Section 4 and Section 9(f)(ii), in an amount equal to the sum of (i) Executive’s target bonus for the calendar year in which his Change of Control Termination occurs, as determined by the Board, plus (ii) two times Executive’s annual base salary, as in effect immediately prior to the closing of the Change of Control.

(b)          Health Benefits. Provided Executive and his eligible dependents elect to continue medical and dental care coverage under the Company’s group health care plans pursuant to their rights under COBRA (or any similar state law) following Executive’s Change of Control Termination and subject to Executive’s compliance with the reimbursement procedures set forth in Section 6, the Company shall reimburse Executive for the costs Executive incurs to obtain such continued coverage for the twenty-four (24)-month period beginning on the first day of the month following the effective date of the Change of Control Termination. During the COBRA continuation period, such coverage shall be obtained under the Company’s group health care plans. If applicable, following the completion of the COBRA continuation period, such coverage shall continue under the Company’s group health plans or one or more other plans or individual policies providing equivalent coverage. The number of months of continued benefit coverage provided to Executive hereunder shall, to the maximum extent permitted by law, reduce the number of months of continued coverage that must be made available to Executive and his dependents under COBRA (or any similar state law).

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(c)          Accelerated Vesting. Notwithstanding anything to the contrary in the applicable award agreement, each of Executive’s then outstanding equity awards shall become fully vested and exercisable (if applicable) as of the effective date of Executive’s Change of Control Termination, and each of Executive’s options that remains outstanding following the effective date of the Change of Control Termination shall remain exercisable until the expiration of its maximum option term.

4.           Payment Timing. Subject to Section 9(f)(ii), the Company shall make any lump sum cash payment that becomes payable to Executive under Section 2(a) or Section 3(a) within the sixty (60)-day period measured from the date of Executive’s Qualifying Termination or Change of Control Termination, as applicable, provided that the General Release (as defined in Section 5 below) has been delivered by Executive pursuant to Section 5 below and is effective and enforceable following the expiration of the revocation period applicable to that release under law. However, should such sixty (60)-day period span two taxable years, then such payment shall be made during the portion of that sixty (60)-day period that occurs in the second taxable year.

5.           Release Requirement. Notwithstanding anything herein to the contrary, in order to receive any severance payments or benefits pursuant to this Agreement, Executive must first execute and deliver to the Company, within twenty-one (21) days (or forty-five (45) days, if such longer period is required under applicable law) after the effective date of Executive’s Qualifying Termination or Change of Control Termination, as applicable, a general settlement and release agreement in such form as provided by the Company (a “General Release”), and such General Release must become effective and enforceable in accordance with its terms following the expiration of any applicable revocation period under federal or state law. If such General Release is not executed and delivered to the Company within the applicable twenty-one (21) (or forty-five (45))-day period hereunder or does not otherwise become effective and enforceable in accordance with its terms, then no severance benefits will be provided to Executive under this Agreement.

6.           Reimbursement Procedure. In order to obtain reimbursement for the costs Executive incurs to obtain the continued medical and dental care coverage provided for under Section 2 or Section 3 (collectively, the “Health Insurance Costs”) or the Life Insurance Costs, Executive must submit appropriate evidence to the Company of each periodic payment within sixty (60) days after the required payment date for those Health Insurance Costs or Life Insurance Costs, as applicable, and the Company shall reimburse Executive for that payment within thirty (30) days after receipt of that submission. All such reimbursements shall be subject to the provisions of Section 9(f)(iii).

7.           Limitation. Notwithstanding the provisions of Section 3, if the aggregate amount of all payments and benefits to be provided to all officers pursuant to the Retention Policy, plus the aggregate amount of all payments and benefits to be provided to Executive pursuant to Section 3 exceeds ten percent (10%) of the value of the Change of Control transaction, as determined by the parties and reflected in a definitive agreement, or if not reflected in a definitive agreement, then as determined by a qualified, independent third party selected by the Board, the Board shall have the discretion to reduce the amount payable to Executive pursuant to Section 3 pro rata with any reduction made to the amounts payable to the Company’s officers pursuant to the Retention Policy, to the extent the Board determines in its sole discretion that such a reduction is necessary in order for the Change of Control transaction to be consummated.

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8.           Definitions. For purposes of this Agreement, the following definitions shall be in effect

(a)          Cause. The term “Cause” shall mean any of the following:

(i)          Failure by Executive, other than by reason of disability, to substantially perform duties consistent with those expected of a person holding Executive’s position within twenty (20) business days following Executive’s receipt of written notice of such failure (which notice shall have been authorized by the Board and shall set forth in reasonable detail the purported failure to perform and the specific steps to cure such failure, which shall be consistent with the terms hereof);

(ii)         Executive’s misappropriation of the Company’s funds or willful misconduct which results in material damage to the Company; or

(iii)        Executive’s conviction of, or plea of nolo contendere to, any crime constituting a felony under the laws of the United States or any State thereof, or any crime constituting a misdemeanor under any such law involving moral turpitude.

(b)          Change of Control. The term “Change of Control” shall mean the occurrence of any of the following: (i) any “person”, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (other than (A) the Company or any subsidiary of the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, or (C) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), becoming the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, in one or more related transactions, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; (ii) a merger or consolidation approved by the Company’s stockholders (other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person as such term is used in Sections 13(d) and 14(d) of the 1934 Act (other than the Company or subsidiary of the Company) acquires more than 50% of the combined voting power of the Company’s then outstanding securities); (iii) the sale or other disposition of all or substantially all of the Company’s assets; (iv) the issuance, in one or more related transactions, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the 1934 Act) becomes a beneficial owner (as defined in Rule 13d-3 under the 1934 Act) of at least 20% of the combined voting power of the Company’s then outstanding securities, or (v) a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (a) have been Board members continuously since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time the Board approved such election or nomination.

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(c)          Good Reason. The term “Good Reason” shall mean any action by the Company which results in:

(i)          A material diminution of Executive’s position or Executive’s authority, duties or responsibilities;

(ii)         A material reduction in Executive’s annual base salary; or

(iii)        A change by the Company in the location at which Executive performs his principal duties for the Company to a new location that is outside a radius of 50 miles from Executive’s principal residence and outside a radius of 50 miles from the location at which Executive previously performed his principal duties for the Company;

provided, that, the foregoing events shall not be deemed to constitute Good Reason unless Executive shall have notified the Board in writing of the occurrence of such event(s) within ninety (90) days of the initial existence of the condition and the Board shall have failed to have cured or remedied such event(s) within thirty (30) days of its receipt of such written notice or which breach the Company shall have failed to begin to attempt to cure during said thirty (30)-day period if the breach is not curable during the thirty (30)-day period. If the event is not cured during the thirty (30)-day period (or the Company shall have failed to begin to attempt to cure the event during such thirty (30)-day period), Executive’s employment shall terminate on the ninetieth (90th) day following the date of Executive’s notice to the Board of the event constituting Good Reason, unless the Board and Executive agree in writing to an extension of Executive’s termination date.

(d)          Qualifying Termination. The term “Qualifying Termination” shall mean any of the following:

(i)          The Company terminates Executive’s employment without Cause during the twelve (12)-month period commencing with the Effective Date;

(ii)         Executive voluntarily terminates his employment with the Company for Good Reason (following the applicable notice and cure period requirements specified in Section 8(c)), which termination becomes effective during the twelve (12)-month period commencing with the Effective Date; or

(iii)        Executive is not offered the position of “Chief Executive Officer” of the Company on or before the first anniversary of the Effective Date and Executive voluntarily resigns from employment with the Company during the thirty (30)-day period commencing with the first anniversary of the Effective Date.

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(e)          Change of Control Termination. The term “Change of Control Termination” shall mean any of the following:

(i)          The Company terminates Executive’s employment without Cause upon, immediately prior to, or within 180 days after, the effective date of a Change of Control; or

(ii)         Executive voluntarily terminates his employment with the Company for Good Reason (following the applicable notice and cure period requirements specified in Section 8(c)) upon, immediately prior to, or within 180 days after, the effective date of a Change of Control.

9.           Miscellaneous Provisions.

(a)          Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)          Entire Agreement; Retention Policy Superseded. This Agreement contains the entire agreement of Executive and the Company with respect to severance or termination pay. The payments and benefits provided hereunder shall be in lieu of any other payments or benefits to which the Executive would otherwise be entitled under any other severance plan or program or arrangement sponsored by the Company (including, without limitation, the Retention Policy), and Executive’s rights under all such plans, programs, arrangements and agreements shall be superseded and terminated as of the Effective Date. This Agreement shall constitute an “employment agreement” for purposes of the Company’s Retention Policy for Officers (or any successor thereto).

(c)          Successors.

(i)          The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. Unless expressly provided otherwise, “Company” as used herein shall mean the Company as defined in this Agreement and any successor to its business and/or assets as described above.

(ii)         This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(d)          Taxes. All payments and benefits made pursuant to this Agreement (including all reimbursements for Health Insurance Costs and Life Insurance Costs, to the extent such reimbursements are treated as taxable wages) will be reported as taxable wages on a Form W-2 and will be subject to deduction of all required federal, state, local and foreign withholding taxes and any other employment taxes the Company may be required to collect or withhold.

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(e)          No Assignment. Executive’s rights hereunder may not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law, except by will or the laws of descent and distribution. Any action in violation of this Section 9(e) shall be void.

(f)          Internal Revenue Code Section 409A.

(i)          This Agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Should there arise any ambiguity as to whether any provision of this Agreement contravenes one or more applicable requirements or limitations of Section 409A and the Treasury Regulations thereunder, such provision shall be interpreted, administered and applied in a manner that complies with the applicable requirements of Section 409A and the Treasury Regulations thereunder.

(ii)         Notwithstanding any provision in this Agreement the contrary, no payment or benefit under this Agreement that constitutes an item of deferred compensation under Section 409A and becomes payable by reason of a Qualifying Termination or a Change of Control Termination will be made to Executive until Executive incurs a “separation from service,” within the meaning of Section 409A and the Treasury Regulations thereunder. For purposes of this Agreement, each amount to be paid or benefit to be provided to Executive shall be treated as a separate identified payment or benefit for purposes of Section 409A. In addition, no payment or benefit that constitutes an item of deferred compensation under Section 409A and becomes payable by reason of Executive’s separation from service will be made to Executive prior to the earlier of (i) the first day of the seventh month following the date of such separation from service or (ii) the date of Executive’s death, if Executive is deemed at the time of such separation from service to be a specified employee (as determined in accordance with Section 409A and the Treasury Regulations thereunder) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A. Upon the expiration of the applicable deferral period, all payments and benefits deferred pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or provided to Executive in a lump sum on the first day of the seventh month after the date of Executive’s separation from service or, if earlier, the first day of the month immediately following the date the Company receives proof of Executive’s death. Any remaining payments or benefits due under this Agreement will be paid in accordance with the normal payment dates specified herein.

(iii)        Any reimbursements or other in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (1) all such reimbursements will be made on or before the last day of the your taxable year following the taxable year in which Executive incurred such reimbursed expense, (2) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, (3) the amount of expenses eligible for reimbursement, or the in-kind benefits provided, during any taxable year of Executive will not affect the expenses eligible for reimbursement, or the in-kind benefits to be provided, in any other taxable year of Executive, and (4) any reimbursement will be for expenses incurred only during the period of time specified in this Agreement.

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(g)          Amendments. The Company may, at any time and for any reason, amend or eliminate, in whole or in part, any or all of the payments and benefits to be provided to Executive under Section 3 upon the occurrence of a Change of Control Termination; provided, however, that any such amendment shall become effective twelve (12) months following the date such amendment is approved by the Board, and no such amendment shall become effective following a Change of Control Termination. Except as set forth in this Section 9(g), this Agreement may not be amended or modified except by an instrument in writing executed by, or on behalf of, Executive and the Company.

(h)          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument. Facsimile or other electronic copies of such signed counterparts may be used in lieu of the originals for any purpose.

(i)          Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey without regard to the conflicts of laws principles thereof.

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IN WITNESS WHEREOF, each of the parties has executed this Retention Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE:

/s/ Leslie J. Browne, Ph.D.
Leslie J. Browne, Ph.D.

Senesco Technologies, Inc.:

/s/ Joel Brooks
By: Joel Brooks
Its: Chief Financial Officer